EXHIBIT 99.1

News Release

Contacts:	Lonny Robinson	Angie Yang
	Chief Financial Officer	Investor Relations
	213.401.2311	PondelWilkinson Inc.
	lonnyr@centerbank.com	310.279.5967
ayang@pondel.com

CENTER FINANCIAL REPORTS 2008 FOURTH QUARTER AND FULL YEAR

— Quarter’s Results Reflect Increased Loan Loss Provisioning and Additional OTTI Expenses —

— Company Posts Net Income of $7.0 Million for 2008 in Spite of $17.6 Million in Non-Core Expenses —

LOS ANGELES – January 29, 2009 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for its fourth quarter and year ended December 31, 2008.

“2008 marked a year of significant achievements, as well as mounting challenges,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “The strategic initiatives implemented earlier in the year, along with Center Financial’s participation in the U.S. Treasury’s Capital Purchase Program, fortified our foundation as we face what is now expected to be a more prolonged and deeper recessionary period. Notably, we completely resolved all potential liabilities under a major legal battle that weighed heavily on the organization for many years. Notwithstanding charges totaling $17.6 million during 2008 related to litigation settlement and other-than-temporary impairment expenses, Center Financial closed 2008 with net income of $7.0 million and well poised to report considerable reductions in our noninterest expense levels going forward.

“At the same time, we are of course disappointed to see signs of weakness in our asset quality late in the fourth quarter after having successfully maintained consistently healthy credit metrics throughout the subprime and financial crises to date, unlike many of our peers. We recognize, however, that the turbulent macroeconomic conditions will continue to adversely impact the overall credit markets for at least the near term and on a broader scale. Accordingly, we have initiated additional measures to even more closely, proactively and aggressively monitor our loan portfolio and believe that our stringent underwriting standards will sustain Center Bank’s positioning as one of the soundest financial institutions serving the Korean-American and ethnic communities,” Yoo said.

2008 Fourth Quarter and Full Year Summary:

•

Additional Other Than Temporary Impairment (OTTI) expense of $2.6 million in Q4, equal to $1.5 million net of tax, or $0.09 per share, reflecting the continued decline in the fair market valuation of the company’s bank collateralized pooled trust preferred security (CDO)

•	2008 OTTI charges total $9.9 million, effectively writing down the CDO to approximately 10% of the original value

•

Settlement expense of $7.7 million in 2008, equal to $4.4 million net of tax, or $0.27 per share, associated with the complete resolution of the consolidated Korea Export Insurance Corporation (KEIC) litigation

•	Q4 other expenses includes $100,000 related to the settlement of the First Intercontinental Bank dispute

•	Nonperforming assets increased to 1.19% of total loans and OREO at year-end 2008

•	Net charge-offs of $3.2 million in Q4, totaling $8.5 million for 2008

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•	Q4 2008 provision increased to $8.5 million, raising the allowance for loan losses to gross loans to 1.56% at December 31, 2008

•	Net loans strategically reduced to $1.69 billion from $1.79 billion at December 31, 2007

•	Non-interest bearing deposits total $310.2 million, equal to 19% of total deposits as of December 31, 2008

•	Total deposits of $1.60 billion as of December 31, 2008

•	Issued preferred stock and common stock warrants as a participant in the U.S. Treasury’s Capital Purchase Program, received $55 million of new capital

•	Total risk-based capital ratio, including the TARP funds, increased to 14.13% at December 31, 2008

•	Tangible common equity to total assets increased to 8.10%

•	Net interest margin for Q4 compressed 25 basis points to 3.77% from Q3 2008

•	Q4 2008 noninterest expense, excluding OTTI charges, declined 11% from Q3 2008 and down 19%, compared with Q4 2007

•	Q4 2008 net income totaling $667,000, equal to $0.03 per diluted share; excluding OTTI charge, Q4 2008 net income totaled $2.2 million, equal to $0.12 per diluted share

•	2008 net income of $7.0 million, equal to $0.41 per diluted share; excluding KEIC settlement and OTTI charges, 2008 net income totaled $17.2 million, equal to $1.04 per diluted shares

•	Q4 return on average assets of 0.13%, or 0.43% excluding OTTI charge

•	Q4 return on average equity of 1.47%, or 4.82% excluding OTTI charge

•	Maintained quarterly cash dividend at $0.05 per share

BALANCE SHEET & CAPITAL

Total assets at December 31, 2008 equaled $2.06 billion, compared with $2.08 billion at year-end 2007, generally reflecting the successful completion of the company’s strategic plan to de-leverage its balance sheet in light of the current credit and interest rate environment. Average interest-earning assets for 2008 totaled $1.96 billion, compared with $1.80 billion for 2007.

Total shareholders’ equity at December 31, 2008 rose 41% to $221.4 million from $157.5 million at December 31, 2007 due largely to the $55.0 million of new capital received from the U.S. Treasury through the Capital Purchase Program. The company’s tangible book value at December 31, 2008 increased to $9.94 per share from $9.53 per share at year-end 2007 and tangible common equity to total assets rose to 8.10% from 7.49% at December 31, 2007. Center Financial remains strongly capitalized, exceeding all regulatory guidelines. At the end of 2008, the company’s Tier 1 risk-based capital ratio was 12.88%, total risk-based capital ratio equaled 14.13%, and a Tier 1 leverage ratio was 11.62%.

LOAN PORTFOLIO & ASSET QUALITY

Gross loans totaled $1.72 billion at December 31, 2008, down from $1.76 billion at September 30, 2008 and $1.81 billion at year-end 2007. Earlier in 2008, Center Financial announced its intent to strategically sell certain loans to the wholesale market in an effort to manage its commercial real estate and fixed-rate loan concentrations. As of December 31, 2008, the company’s total loan portfolio was comprised of 66% in commercial real estate loans, 4% of real estate construction loans, 25% in commercial and industrial loans, including commercial, trade finance and SBA loans, and 5% of consumer loans. Net loans as a percentage of total assets declined to 81.99% at December 31, 2008, versus 85.19% at September 30, 2008, and 86.01% at December 31, 2007.

Principally reflecting an increasingly challenging credit environment in the 2008 fourth quarter, nonperforming assets at December 31, 2008 increased to $20.5 million, or $18.3 million net of the SBA guarantee, from $8.4 million, or $5.9 million net of the SBA guarantee, at September 30, 2008. The increase was primarily attributed to two commercial real estate loans, one of which was originally a real estate construction loan that the company did the permanent financing. At the end of 2007, nonperforming assets

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equaled $6.6 million, or $3.9 million net of the SBA guarantee. As a percentage of total gross loans and other real estate owned, nonperforming loans at December 31, 2008 rose significantly to 1.19% from 0.48% at September 30, 2008 and 0.37% at December 31, 2007.

“While we are disappointed to see the deterioration in asset quality late in the year, based on a new appraisal received for one of the properties and a recent purchase offering price on the other, we believe we are well collateralized for each to avoid any significant losses,” Yoo said. “We anticipate the recession will take its toll on the credit environment and expect to see elevated levels of credit deterioration at least through the first half of 2009.”

During the 2008 fourth quarter, Center Financial charged off $3.2 million, increasing the year-to-date net charge-offs to $8.5 million. This compares with 2007 net charge-offs of $3.4 million. As a percentage of average loans, net charge-offs equaled 0.47% for 2008, versus 0.21% for 2007.

In light of the increased amount of nonperforming assets and the continuing challenges in the credit environment, Center Financial provided $8.5 million to its allowance for loan losses in the 2008 fourth quarter, exceeding the charge-offs in the quarter by $4.9 million. This compares with a $2.1 million provision in the immediately preceding third quarter and in the year-ago fourth quarter. The total allowance for loan losses as of December 31, 2008 equaled $26.8 million and represented 1.56% of gross loans. At December 31, 2007, allowance for loan losses totaled $20.5 million, or 1.13% of gross loans.

DEPOSITS

Total deposits of $1.60 billion at December 31, 2008 declined moderately from $1.62 at September 30, 2008. Total deposits at year-end 2007 equaled $1.58 billion. Non-interest bearing deposits at the end of 2008 equaled $310.2 million, or 19% of total deposits. This compares with $367.2 million at September 30, 2008, representing 23% of total deposits. At December 31, 2008, money market deposits totaled $447.3 million, or 28% of the company’s total deposits, versus $425.2 million, or 26% of total deposits, at the end of the preceding third quarter. Time deposits at December 31, 2008 accounted for 50% of total deposits and totaled $793.4 million, compared with 48%, or $772.4 million, at September 30, 2008. The company continued to improve its loan-to-deposit ratio, which equaled 105.4% at December 31, 2008, versus 107.1% at September 30, 2008 and 113.4% at December 31, 2007.

The company’s average cost of interest-bearing deposits improved as a result of reductions in the Fed Funds rate during 2008 and management’s continued efforts to minimize deposit costs. The average cost of interest-bearing deposits for the three months ended December 31, 2008 was 3.05%, reflecting a 30 basis point reduction from 3.35% for the 2008 third quarter and a decline of 173 basis points from 4.78% for the fourth quarter of 2007.

2008 FOURTH QUARTER OPERATIONAL HIGHLIGHTS

For the three months ended December 31, 2008, net interest income before provision for loan losses totaled $18.1 million, compared with $19.8 million in the immediately preceding 2008 third quarter and $19.1 million in the fourth quarter of 2007. The company’s yield on interest-earning assets averaged 6.22% for the 2008 fourth quarter, down 47 basis points from the immediately preceding 2008 third quarter, principally due to reductions in the Fed Funds rate during the 2008 fourth quarter totaling the 175 basis points. Compared with the year-ago fourth quarter, the company’s yield on interest-earning assets declined 144 basis points, primarily reflecting a total of 400 basis point reduction in the Fed Funds rate during 2008.

The company’s net interest margin for three months ended December 31, 2008 was pressured by the 175 basis point reduction in the Fed Funds rate during the fourth quarter and declined 25 basis points to 3.77% from 4.02% in the immediately preceding third quarter. In the 2007 fourth quarter, the company’s net interest margin equaled 3.95%.

Noninterest income totaled $3.6 million in the 2008 fourth quarter, up moderately from $3.4 million in the preceding third quarter and $3.3 million in the 2007 fourth quarter.

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Noninterest expense for the 2008 fourth quarter totaled $12.8 million, including a $2.6 million non-cash charge related to Other Than Temporary Impairment (OTTI) expense recognizing the additional decline in the fair market valuation of its bank collateralized pooled trust preferred security. Excluding the OTTI expense, the company’s core noninterest expense for the 2008 fourth quarter narrowed to $10.2 million from comparable core noninterest expense of $12.0 million in the preceding third quarter and $12.6 million in the 2007 fourth quarter.

Yoo attributed the reduction in noninterest expenses to two primary factors. First, the company’s right-sizing of the organization throughout the year in anticipation of a slow down in business activities resulted in a sizable reduction in salary and employee benefit expenses for the 2008 fourth quarter versus the year-ago period. The 2008 fourth quarter compensation expense also benefited from a reversal of previously accrued discretionary employee incentive bonus. Second, the company’s resolution of both the KEIC litigation and the First Intercontinental Bank dispute during 2008 eliminated the requisite professional legal fees to defend the company’s position.

For the 2008 fourth quarter, the efficiency ratio equaled 58.88%, or non-GAAP 46.84% excluding the impact of the OTTI expense. This compares with the non-GAAP efficiency ratio for the preceding 2008 third quarter of 51.80%.

Center Financial’s net income was $667,000, or $0.03 per diluted share, for the 2008 fourth quarter, including an income tax benefit of $245,000 and distributions of $155,000 to preferred shareholder. Non-GAAP net income, excluding the OTTI expense, equaled $2.2 million, or $0.12 per diluted share, for the 2008 fourth quarter, compared with $5.5 million, or $0.34 per diluted share, for the immediately preceding third quarter. In the 2007 fourth quarter, net income totaled $3.9 million, or $0.23 per diluted share.

Including the adverse impact of the OTTI expense, the company’s return on average assets (ROAA) and return on average equity (ROAE) for the fourth quarter of 2008 equaled 0.13% and 1.47%, respectively. Excluding the OTTI impact, non-GAAP ROAA and ROAE amounted to 0.43% and 4.82%, respectively, for the 2008 fourth quarter.

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. Center Financial believes that meaningful analysis of its financial performance requires an understanding of the factors underlying that performance and management’s judgments about the likelihood that particular factors will repeat. Short-term patterns and long-term trends may be obscured by the impact of certain items in the company’s 2008 financial results. For this reason, the company has disclosed certain core operating results for the 2008 fourth quarter and full year, including noninterest expense, net income, earnings per share, efficiency ratio, return on average assets and return on average equity, adjusted to exclude the impact of the KEIC settlement and OTTI impairment expenses. The company has provided this information because such adjustments make performance information more comparable to prior disclosures for investors, and may enhance the ability of investors to analyze the company’s performance. This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP. The reconciliations of these non-GAAP financial measures to GAAP financial measures included in this news release are attached herein.

Investor Conference Call

The company will host an investor conference call at 9:00 a.m. PST (12:00 noon EST) on Thursday, January 29, 2009 to review the financial results for its 2008 fourth quarter ended December 31, 2008. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year. A telephone replay of the call will be available through 11:59 p.m. PST, Thursday, February 5, 2009 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 31997901.

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About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.06 billion at December 31, 2008. Headquartered in Los Angeles, Center Bank operates a total of 19 full-service branches and one loan production office. The company has 16 full-service branches located throughout Southern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the next phase of growth for Center Financial and Center Bank, integration risks associated with the First Intercontinental Bank acquisitions, satisfaction of various closing conditions and receipt of all regulatory approvals. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)

	12/31/2008	12/31/2007
ASSETS
Cash and due from banks	$45,129	$58,339
Federal funds sold	50,435	7,125
Money market funds and interest-bearing deposits in other banks	2,647	2,825

Cash and cash equivalents	98,211	68,289

Securities available for sale, at fair value	173,833	128,778
Securities held to maturity, at amortized cost (fair value of $8,879 as of December 31, 2008 and $10,961 as of December 31, 2007)	8,861	10,932
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	15,673	15,219
Loans, net of allowance for loan losses of $26,820 as of December 31, 2008 and $20,477 as of December 31, 2007	1,680,828	1,748,143
Loans held for sale, at the lower of cost or fair value	9,864	41,492
Premises and equipment, net	14,739	13,585
Customers’ liability on acceptances	4,503	3,292
Other real estate owned, net	—	380
Accrued interest receivable	7,477	8,886
Deferred income taxes, net	15,700	13,142
Investments in affordable housing partnerships	11,587	11,911
Cash surrender value of life insurance	11,992	11,583
Goodwill	1,253	1,253
Intangible assets, net	213	267
Other assets	7,314	3,511

Total Assets	$2,062,048	$2,080,663

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$310,154	$363,465
Interest-bearing	1,293,365	1,214,209

Total deposits	1,603,519	1,577,674

Acceptances outstanding	4,503	3,292
Accrued interest payable	7,268	13,213
Other borrowed funds	193,021	299,606
Long-term subordinated debentures	18,557	18,557
Accrued expenses and other liabilities	13,823	10,868

Total liabilities	1,840,691	1,923,210

Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, par value of $1,000 per share; authorized 10,000,000 shares; issued and outstanding, 55,000 shares and none as of
December 31, 2008 and 2007, respectively	52,959	—
Common stock, no par value; authorized 40,000,000 shares; issued and outstanding, 16,789,080 shares and 16,366,791 shares (including 10,400 shares and 8,850 shares of unvested restricted stock) as of December 31, 2008 and December 31, 2007, respectively	74,254	67,006
Retained earnings	92,636	90,541
Accumulated other comprehensive income (loss), net of tax	1,508	(94)

Total shareholders’ equity	221,357	157,453

Total Liabilities and Shareholders’ Equity	$2,062,048	$2,080,663

Tangible book value per common share	$9.94	$9.53
Tangible common equity to total assets [1]	8.10%	7.49%

[1]	Tangible common equity represents total shareholders’ equity less preferred stock, goodwill and intangible assets

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	12/31/08	9/30/08	12/31/07	2008	2007
Interest and Dividend Income:
Interest and fees on loans	$27,714	$30,574	$35,038	$123,267	$135,290
Interest on federal funds sold	15	24	75	105	255
Interest on investment securities	2,169	2,314	1,987	8,678	7,696

Total interest and dividend income	29,898	32,912	37,100	132,050	143,241

Interest Expense:
Interest on deposits	9,266	10,666	14,421	46,126	54,195
Interest expense on long-term subordinated debentures	344	259	373	1,187	1,493
Interest on borrowed funds	2,165	2,225	3,178	9,294	11,298

Total interest expense	11,775	13,150	17,972	56,607	66,986

Net interest income before provision for loan losses	18,123	19,762	19,128	75,443	76,255
Provision for loan losses	8,495	2,121	2,125	14,825	6,494

Net interest income after provision for loan losses	9,628	17,641	17,003	60,618	69,761
Noninterest Income:
Customer service fees	2,014	1,918	1,725	7,658	6,940
Fee income from trade finance transactions	572	675	574	2,520	2,621
Wire transfer fees	332	269	256	1,153	899
Gain on sale of loans	(2)	59	—	1,017	618
Loan service fees	69	144	322	514	1,720
Other income	579	321	457	1,671	2,065

Total noninterest income	3,564	3,386	3,334	14,533	14,863

Noninterest Expense:
Salaries and employee benefits	4,545	6,137	6,432	23,726	25,650
Occupancy	1,206	1,115	1,154	4,480	4,176
Furniture, fixtures, and equipment	565	546	533	2,103	2,072
Data processing	543	527	495	2,169	2,062
Legal fees	73	529	472	2,203	1,493
Accounting and other professional service fees	321	323	301	1,362	1,730
Business promotion and advertising	477	469	841	1,900	2,390
Stationery and supplies	131	140	144	560	553
Telecommunications	220	188	195	757	637
Postage and courier service	205	192	173	789	738
Security service	280	283	251	1,131	1,031
Impairment loss on securities available for sale	2,611	7,279	1,328	9,889	1,328
Regulatory assessment	312	312	288	1,265	765
Other operating expenses	1,281	8,929	1,314	12,891	4,410

Total noninterest expense	12,770	26,969	13,921	65,225	49,035

Income (loss) before income tax provision	422	(5,942)	6,416	9,926	35,589
Income tax (benefit) provision	(245)	(2,783)	2,510	2,916	13,646

Net income (loss)	667	(3,159)	3,906	7,010	21,943
Other comprehensive income - unrealized gain on available-for-sale securities, net of income tax expense	1,464	1,484	141	1,602	644

Comprehensive income (loss)	$2,131	$(1,675)	$4,047	$8,612	$22,587

Earnings (loss) per share:
Basic	$0.03	$(0.19)	$0.23	$0.41	$1.32

Diluted	$0.03	$(0.19)	$0.23	$0.41	$1.31

Weighted average shares outstanding - basic	16,788,000	16,577,000	16,680,000	16,526,000	16,649,000

Weighted average shares outstanding - diluted	16,815,000	16,577,000	16,725,000	16,560,000	16,732,000

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Three Months Ended
	12/31/08		9/30/08		12/31/07
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,712,834	6.44%	$1,766,415	6.89%	$1,756,464	7.91%
Federal funds sold	10,664	0.56	4,387	2.18	5,781	5.15
Investments	188,268	4.58	185,109	4.97	157,999	4.98

Total interest-earning assets	1,911,766	6.22	1,955,911	6.69	1,920,244	7.66

Noninterest - earning assets:
Cash and due from banks	45,105		49,557		68,245
Bank premises and equipment, net	14,814		14,703		13,598
Customers’ acceptances outstanding	4,081		3,750		3,004
Accrued interest receivables	7,365		7,547		8,003
Other assets	43,344		42,872		35,674

Total noninterest-earning assets	114,709		118,429		128,524

Total assets	$2,026,475		$2,074,340		$2,048,768

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$402,482	2.52%	$393,830	2.88%	$262,331	4.00%
Savings	51,731	3.48	54,424	3.52	56,755	3.17
Time certificates of deposit over $100,000	615,768	3.25	688,610	3.63	772,459	5.16
Other time certificates of deposit	137,787	3.58	128,155	3.26	105,525	4.79

	1,207,768	3.05	1,265,019	3.35	1,197,070	4.78
Other borrowed funds	266,839	3.23	244,059	3.63	273,914	4.60
Long-term subordinated debentures	18,557	7.37	18,557	5.55	18,557	7.97

Total interest-bearing liabilities	1,493,164	3.14	1,527,635	3.42	1,489,541	4.79

Noninterest-bearing liabilities:
Demand deposits	329,467		357,145		374,589

Total funding liabilities	1,822,631	2.57%	1,884,780	2.78%	1,864,130	3.82%

Other liabilities	23,810		23,973		24,085

Total noninterest-bearing liabilities	353,277		381,118		398,674
Shareholders’ equity	180,034		165,587		160,553

Total liabilities and shareholders’ equity	$2,026,475		$2,074,340		$2,048,768

Cost of deposits		2.40%		2.62%		3.64%

Net interest spread		3.08%		3.27%		2.88%

Net interest margin		3.77%		4.02%		3.95%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Twelve Months Ended December 31,
	2008		2007
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,779,420	6.93%	$1,640,425	8.25%
Federal funds sold	6,144	1.71	4,609	5.53
Investments	179,066	4.85	159,364	4.83

Total interest-earning assets	1,964,630	6.72	1,804,398	7.94

Noninterest - earning assets:
Cash and due from banks	52,851		67,373
Bank premises and equipment, net	14,509		13,534
Customers’ acceptances outstanding	4,156		3,580
Accrued interest receivables	7,651		7,955
Other assets	40,675		33,394

Total noninterest-earning assets	119,842		125,836

Total assets	$2,084,472		$1,930,234

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$363,356	2.94%	$233,984	3.93%
Savings	53,601	3.42	64,906	3.35
Time certificates of deposit over $100,000	724,384	3.98	731,034	5.22
Other time certificates of deposit	124,741	3.86	99,624	4.71

	1,266,082	3.64	1,129,548	4.80
Other borrowed funds	258,151	3.60	224,860	5.02
Long-term subordinated debentures	18,557	6.40	18,557	8.05

Total interest-bearing liabilities	1,542,790	3.67	1,372,965	4.88

Noninterest-bearing liabilities:
Demand deposits	349,902		382,071

Total funding liabilities	1,892,692	2.99%	1,718,272	3.82%

Other liabilities	24,020		22,080

Total noninterest-bearing liabilities	373,922		404,151
Shareholders’ equity	167,760		153,118

Total liabilities and shareholders’ equity	$2,084,472		$1,930,234

Cost of deposits		2.85%		3.59%

Net interest spread		3.05%		3.06%

Net interest margin		3.84%		4.23%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	As of the Dates Indicated
	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Real Estate:
Construction	$61,983	$62,296	$62,072	$76,243	$68,143
Commercial	1,134,793	1,157,286	1,191,097	1,222,385	1,197,104
Commercial	334,350	336,929	352,220	332,950	310,962
Trade Finance	63,479	70,395	81,399	83,418	66,964
SBA	37,027	38,069	39,310	61,583	70,517
Consumer and other	88,423	93,053	92,157	96,717	98,969

Total Gross Loans	1,720,055	1,758,028	1,818,255	1,873,296	1,812,659
Less:
Allowance for Loan Losses	26,820	21,485	21,499	21,685	20,477
Deferred Loan Fees	1,359	1,488	1,688	1,561	1,847
Discount on SBA Loans Retained	1,184	1,284	1,296	880	700

Total Net Loans and Loans Held for Sale	$1,690,692	$1,733,771	$1,793,772	$1,849,170	$1,789,635

As a percentage of total gross loans:
Real estate:
Construction	3.6%	3.5%	3.4%	4.1%	3.8%
Commercial	66.0	65.8	65.5	65.3	66.0
Commercial	19.4	19.2	19.4	17.8	17.2
Trade finance	3.7	4.0	4.5	4.5	3.7
SBA	2.2	2.2	2.2	3.3	3.9
Consumer and other	5.1	5.3	5.0	5.0	5.4

Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

	As of the Dates Indicated
	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Demand deposits (noninterest-bearing)	$310,154	$367,171	$378,835	$357,422	$363,465
Money market accounts and NOW	447,275	425,156	375,606	337,678	244,233
Savings	52,692	54,520	55,281	55,265	54,838

	810,121	846,847	809,722	750,365	662,536
Time deposits
Less than $100,000	143,221	132,074	117,068	117,550	112,614
$100,000 or more	650,177	640,355	731,900	810,026	802,524

Total	$1,603,519	$1,619,276	$1,658,690	$1,677,941	$1,577,674

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	19.3%	22.7%	22.8%	21.3%	23.0%
Money market accounts and NOW	27.9	26.3	22.6	20.1	15.5
Savings	3.3	3.4	3.3	3.3	3.5

	50.5	52.4	48.7	44.7	42.0
Time deposits
Less than $100,000	8.9	8.2	7.1	7.0	7.1
$100,000 or more	40.6	39.4	44.2	48.3	50.9

Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	December 31, 2008	September 30, 2008	December 31, 2007
Nonperforming loans:
Construction Real Estate	$1,951	$2,152	$—
Commercial Real Estate	13,128	—	—
Commercial	2,272	1,557	1,775
Consumer	369	307	457
Trade Finance	1,196	2,301	—
SBA	1,538	2,061	4,033

Total nonperforming loans	20,454	8,378	6,265
Other real estate owned	—	—	380

Total nonperforming assets	20,454	8,378	6,645

Guaranteed portion of nonperforming loans with SBA guarantee	2,110	2,485	2,740

Total nonperforming assets, net of SBA guarantee	$18,344	$5,893	$3,905

Nonperforming loans as a percent of total gross loans	1.19%	0.48%	0.35%
Nonperforming assets as a percent of total loans and other real estate owned	1.19%	0.48%	0.37%

	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Year Ended December 31, 2007
Balances
Average total loans outstanding during the period	$1,800,972	$1,821,449	$1,656,842

Total loans outstanding at end of period (1)	$1,717,511	$1,755,137	$1,810,112

Allowance for Loan Losses:
Balance at beginning of period	$20,477	$20,477	$17,412

Charge-offs:
Construction Real Estate	402	201	—
Commercial Real Estate	319	319	—
Commercial	4,403	3,347	2,725
Consumer	2,039	617	218
SBA	581	424	609
Trade Finance	1,144	725	—

Total charge-offs	8,888	5,633	3,552

Recoveries
Commercial	128	109	34
Consumer	131	78	72
SBA	135	114	17
Trade Finance	12	10	—

Total recoveries	406	311	123

Net loan charge-offs	8,482	5,322	3,429
Provision for loan losses	14,825	6,330	6,494

Balance at end of period	$26,820	$21,485	$20,477

Ratios:
Net loan charge-offs to average loans	0.47%	0.29%	0.21%
Provision for loan losses to average total loans	0.82	0.35	0.39
Allowance for loan losses to gross loans at end of period	1.56	1.22	1.13
Allowance for loan losses to total nonperforming loans	131	256	327
Net loan charge-offs to allowance for loan losses at end of period	31.63	24.77	16.75
Net loan charge-offs to provision for loan losses	57.21	84.08	52.80

(1)	Net of deferred loan fees and discount on SBA loans sold

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	Three Months Ended					Twelve Months Ended
	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	12/31/08	12/31/07
Performance ratios:
Return on average assets	0.13%	(0.61)%	1.00%	0.79%	0.81%	0.34%	1.14%
Return on average equity	1.47	7.59	12.97	10.47	10.03	4.18	14.33
Efficiency ratio	58.88	116.51	53.49	59.52	61.80	72.49	53.80

Net loans to total deposits at period end	105.44	107.07	108.10	110.2	113.44	105.44	113.44
Net loans to total assets at period end	81.99	85.19	84.37	85.81	86.01	81.99	86.01

			As of the Dates Indicated
			12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Capital ratios:
Leverage capital ratio
Consolidated Company			11.62%	8.71%	8.51%	8.35%	8.49%
Center Bank			10.98	8.73	8.46	8.23	8.28
Tier 1 risk-based capital ratio
Consolidated Company			12.88	9.84	9.49	9.11	9.31
Center Bank			12.16	9.86	9.43	8.98	9.08
Total risk-based capital ratio
Consolidated Company			14.13	11.03	10.63	10.25	10.42
Center Bank			13.41	11.04	10.57	10.11	10.19

CENTER FINANCIAL CORPORATION

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Unaudited, in thousands)

The following table sets forth the reconciliation of non-U.S. GAAP financial information included in the company’s 2008 fourth quarter financial results news release, adjusted for the effects of the KEIC settlement expense and OTTI impairment expense:

	For the Three Months Ended December 31, 2008
	GAAP As Reported	Less OTTI Effect	Non-GAAP As Adjusted
Noninterest expense	$(12,770)	$2,611	$(10,159)
Net income	$667	$1,514	$2,181
Earnings per share
Basic	$0.03	$0.09	$0.12
Diluted	$0.03	$0.09	$0.12
Weighted average shares outstanding – basic and diluted	16,815,000	—	16,815,000
Efficiency ratio	58.88%	(12.04)%	46.84%
Return on average assets	0.13%	0.30%	0.43%
Return on average equity	1.47%	3.35%	4.82%

	For the Year Ended December 31, 2008
	GAAP As Reported	Less KEIC Effect	Less OTTI Effect	Non-GAAP As Adjusted
Noninterest expense	$(65,225)	$7,700	$9,889	$(47,636)
Net income	$7,010	$4,466	$5,736	$17,212
Earnings per share
Basic	$0.41	$0.27	$0.35	$1.04
Diluted	$0.41	$0.27	$0.35	$1.04
Weighted average shares outstanding – basic and diluted	16,560,000	157,000	—	16,403,000
Efficiency ratio	72.49%	(8.56)%	(10.99)%	52.94
	%
Return on average assets	0.34%	0.21%	0.28%	0.83
	%
Return on average equity	4.18%	2.66%	3.42%	10.26
	%